EXHIBIT 11







                COMPUTATION OF NET INCOME PER COMMON SHARE
                               (UNAUDITED)
                           DOLLARS IN THOUSANDS


                                                    Thirteen Weeks Ended
                                                   April 26,    April 27,
                                                        1997         1996

The computation of net income available and adjusted shares outstanding follows:

Net income                                         $  48,461    $  30,086

Less:
  Preferred stock dividends                                -       (1,789)

Net income used for primary and fully
  diluted computation                              $  48,461    $  28,297



Weighted average number of common shares
  outstanding                                     79,719,807   72,545,566

Add:
  Assumed exercise of those options that
    are common stock equivalents                     849,634    1,053,810
  Assumed exercise of convertible
    preferred stock                                9,716,599   11,740,891

Adjusted shares outstanding, used for
  primary and fully diluted computation           90,286,040   85,340,267